Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG) and PROCENTURY CORPORATION (NASDAQ –
PROS)

CONTACT:	Robert S. Cubbin, Meadowbrook President & Chief Executive Officer, (248) 204-8031 Karen M. Spaun, Meadowbrook SVP & Chief Financial Officer, (248) 204-8178

Edward Feighan, ProCentury Chairman and Chief Executive Officer, (614) 823-6265
MEADOWBROOK INSURANCE GROUP, INC. AND PROCENTURY
CORPORATION
REACH AGREEMENT TO MERGE IN $272.6 MILLION TRANSACTION
• Conference Call to discuss transaction will be hosted at 11:30 am Eastern on February 21, 2008.
SOUTHFIELD, MICHIGAN
February 20, 2008
Meadowbrook Insurance Group, Inc. (“Meadowbrook”) (NYSE: MIG) and ProCentury Corporation (“ProCentury”) (Nasdaq: PROS) announced today they have executed a definitive merger agreement for a transaction valued at approximately $272.6 million in cash and stock to be paid to ProCentury shareholders. Under the terms of the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, shareholders of ProCentury will be entitled to receive, for each ProCentury common share, either $20.00 in cash or Meadowbrook common stock having a value of $20.00, subject to adjustment as described below. This price represents a premium of 33% to the 30-day volume-weighted average sale price of ProCentury common shares. The combined entity will adopt and operate under the Meadowbrook name and will continue to trade on the NYSE under the ticker symbol “MIG”. Robert S. Cubbin, Meadowbrook’s Chief Executive Officer, will continue in his current role in the post-merger combined entity and two ProCentury board members will join Meadowbrook’s Board of Directors.
Meadowbrook’s total gross written premium for 2007 was $346.5 million and ProCentury’s was $238.3 million. Total shareholders’ equity at December 31, 2007 for Meadowbrook and ProCentury was $301.9 million and $161.0 million, respectively.
The acquisition will expand and complement Meadowbrook’s specialty lines capabilities with ProCentury’s insurance professionals and product expertise in the excess and surplus lines market. Both companies are based in the Midwest and have similar employee cultures. Subsequent to the completion of the merger, the combined entity will continue to operate the respective insurance subsidiaries as they were operated prior to the merger.
Commenting on the transaction, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated “The combination of these two companies creates a diversified platform and gives both companies the size and product depth to compete at a level that couldn’t be achieved as separate entities. We believe there are significant revenue opportunities for both sides, as well as cost savings potential. We expect meaningful accretion to earnings and will be in a position to offer specific guidance on this in the near future.”
Edward Feighan, Chairman and Chief Executive Officer of ProCentury commented “Meadowbrook’s capabilities combined with our expertise in the excess and surplus lines market are expected to complement

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and enhance the profitability of each company. We anticipate that the structure of the transaction will enable ProCentury shareholders to capture the upside of these synergies by virtue of their continued ownership in Meadowbrook shares. We believe that our core excess and surplus lines business will benefit from Meadowbrook’s national distribution network and agency operations. Additionally, ProCentury will continue its operations in each of its existing offices and we expect that there will be minimal employee disruption as a result of this merger.”
Each ProCentury shareholder will have the option to elect to receive cash or Meadowbrook stock, subject to proration so that the maximum total cash consideration will not exceed 45% of the total consideration paid in order to preserve the tax-free exchange of the stock consideration. As long as Meadowbrook’s 30-day volume-weighted average price preceding the election date, which will be at least five days before the closing of the transaction, is between $8.00 and $10.50, the exchange ratio will vary such that the stock consideration equals $20.00 per share based on such 30-day average price. Above or below this range for Meadowbrook’s stock price, the exchange ratio will be fixed as if the 30-day volume-weighted average price preceding the election date equaled $10.50 or $8.00, as applicable. Outstanding options to purchase ProCentury common shares will become fully vested and option holders can either exercise such options and, in connection with the closing, elect to receive the form of merger consideration described above for the ProCentury shares acquired on exercise or agree to have their options cancelled in exchange for a per share cash payment equal to the difference between $20.00 and the exercise price of their options.
Meadowbrook expects to finance the cash portion of the purchase price through a combination of cash and debt. Completion of the transaction is subject to various closing conditions, including the receipt of required regulatory approvals and approval by Meadowbrook and ProCentury shareholders. The transaction is expected to be completed in the third quarter of 2008. Meadowbrook anticipates the transaction to be accretive to earnings per share and accretive to book value in 2008 and beyond.
In connection with the transaction, Freidman, Billings, Ramsey & Co., Inc. is acting as financial advisor to ProCentury and Baker & Hostetler LLP as legal advisor. Meadowbrook’s financial advisor is ParaCap Group LLC and its legal advisors are Bodman LLP and Howard & Howard.
Additional Information about the Proposed Transaction
The proposed merger will be submitted to Meadowbrook’s and ProCentury’s shareholders for their approval. Meadowbrook will file a registration statement and Meadowbrook and ProCentury will file a joint proxy statement/prospectus, and both companies will file other relevant documents with the Securities and Exchange Commission (the “SEC”). Shareholders are urged to read the registration statement and joint proxy statement/prospectus when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about Meadowbrook and ProCentury, at the SEC’s website (http://www.sec.gov). Investors will also be able to obtain these documents, free of charge, by accessing Meadowbrook’s website (http://www.meadowbrook.com), or by accessing ProCentury’s website (http://www.procentury.com).
Meadowbrook and ProCentury and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Meadowbrook and/or ProCentury in connection with the proposed merger. Information about the directors and executive officers of Meadowbrook is set forth in the proxy statement for Meadowbrook’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Information about the directors and executive officers of ProCentury is set forth in the proxy statement for ProCentury’s 2007 annual meeting of shareholders, as filed with the SEC on April 6, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Investors may obtain free copies of these documents as described above.

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About Meadowbrook Insurance Group, Inc.
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds.
Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. Further information about Meadowbrook can be found at its corporate website at http://www.meadowbrook.com.
About ProCentury Corporation
ProCentury Corporation is a specialty property and casualty insurance holding company based in Columbus, Ohio. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
ProCentury Corporation common shares are listed on Nasdaq under the symbol “PROS”. Further information about ProCentury can be found at its corporate website at http://www.procentury.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of Meadowbrook and ProCentury intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of each of Meadowbrook and ProCentury, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. Each of the companies’ respective ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of each of Meadowbrook and ProCentury and their respective subsidiaries include, but are not limited to: the risk that the businesses of Meadowbrook and/or ProCentury in connection with the merger will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; the ability to obtain required governmental and stockholder approvals, and the ability to complete the merger on the expected timeframe. Other factors that could cause Meadowbrook’s or ProCentury’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in each company’s respective most recent annual report on Form 10-K and other filings with the SEC. Neither Meadowbrook nor ProCentury undertakes any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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